Exhibit 10(w)

SEPARATION AGREEMENT

AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into as of the 6th day of March, 2008, between Acxiom Corporation, its successors and current and former subsidiaries, affiliates, officers, directors, employees, representatives, insurers, agents and assigns (“Acxiom”), and Rodger S. Kline (“Associate”).

1.	Associate’s employment with Acxiom shall be severed effective May 31, 2008 (“Separation Date”), under the following terms and conditions:

a.

Associate acknowledges that he is an “at will” employee and does not have any right to severance benefits under Acxiom’s policies or any other understanding or agreement with Acxiom that would entitle him to severance benefits. In consideration for Associate’s execution of this Agreement, Acxiom agrees to provide the additional benefits described in Exhibit A attached to and made part of this Agreement.

b.

In exchange for the consideration set forth in Exhibit A, Associate agrees to unconditionally release and discharge Acxiom from all claims, obligations and liabilities Associate has or may have had, whether known or unknown, suspected or unsuspected up to and as of the date of the execution of this Agreement, arising out of or related to Associate’s employment, separation from Acxiom and any other contact or association with Acxiom. Such claims include, without limitation, those for: personal injuries; compensatory, punitive, and liquidated damages; wages, salaries, commissions, and bonuses; deductions; back pay; front pay; reinstatement; court costs; attorneys’ fees; intentional infliction of emotional distress; tort; express or implied contract; wrongful discharge; and/or for any other known or unknown causes, claims or demands which Associate has or may have had against Acxiom. This Agreement specifically releases and discharges Acxiom from, without limitation, any and all claims Associate has or may have had against Acxiom under:

i.

Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, Section 1981A of the Civil Rights Act of 1991, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex;

ii.	the Age Discrimination in Employment Act and Executive Order 11141, which prohibit age discrimination in employment;

iii.	the Americans with Disabilities Act of 1990 and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination on account of disability;

iv.	the Fair Labor Standards Act of 1938, which regulates wage and hour matters;

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v.	the Equal Pay Act of 1963, which prohibits paying men and women unequal pay for equal work;

vi.	the Consolidated Omnibus Budget Reconciliation Act of 1985, which requires employers under certain circumstances to offer continued health coverage after an employee’s separation of employment;

vii.	the Employee Retirement Income Security Act which, among other things, protects employee benefits;

viii.	the Older Worker Benefit Protection Act;

ix.	the Arkansas Civil Rights Act of 1993;

x.	the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances;

xi.	the Occupational Safety and Health Act;

xii.	state or federal common law; and/or

xiii.	any local, state, or federal law whatsoever,

each as amended. Associate acknowledges that this is a knowing and voluntary waiver. Associate waives all seniority rights he may have with Acxiom, and Associate expressly waives any claim for reinstatement by Acxiom.

c.

This waiver and release does not apply to or waive: 1) Associate’s rights to enforce this Agreement; 2) any rights Associate may have under applicable workers’ compensation or unemployment compensation statutes; or 3) any right to continuation of health care coverage under the Consolidated Omnibus Reconciliation Act.

d.	In exchange for the consideration set forth in Exhibit A, Associate agrees to the following terms and conditions:

i.

For a period of one year following the Separation Date, Associate will not compete with Acxiom by soliciting business from any Acxiom customer. Associate acknowledges that the purpose of this paragraph is to protect Acxiom's legitimate business interests and market advantages from unfair competition by Associate and not to interfere with ordinary competition or to deprive Associate of a livelihood. Associate agrees that the restrictions in this subparagraph, in view of the nature of the business in which Acxiom is engaged and in light of the special training, disclosure of trade secrets, confidential business information, and customer data Acxiom has provided to Associate, are reasonable and necessary in order to protect Acxiom's legitimate business interests. Associate acknowledges that the existence of any other claims by Associate against Acxiom, whether based on this Agreement or otherwise, will not constitute a defense to Acxiom's enforcement of this subparagraph;

ii.

For a period of three years following the Separation Date, Associate will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee of Acxiom or solicit any of Acxiom’s employees to terminate their employment with the Company, except with the Company’s prior written consent. This subparagraph will not preclude Associate from soliciting the employment of Leslie Rasmussen (whether or not Ms. Rasmussen is then in the employment of the Company) and will not preclude Associate from soliciting the employment of any person whose employment with Acxiom previously ended for any reason other than a solicitation from Associate; and

iii.

Associate acknowledges that Acxiom has developed and will continue to develop and use valuable technical and non-technical business and trade secrets and other confidential information, including, without limitation, information pertaining to Acxiom’s finances, products, services, present and future development, processes or techniques, marketing strategies and related data, customer lists, vendor selection and information, sales and profits, costs and suppliers, and personnel (the “Confidential Information”). Acxiom has protected the disclosure/release of Confidential Information to third persons and intends that such information will continue to be kept confidential. Associate acknowledges that, during his employment with Acxiom, he had access to such Confidential Information. Associate hereby agrees to and acknowledges a continuing obligation to preserve the confidentiality of any Confidential Information. For a period of two years after the Separation Date, Associate will inform prospective employers of Associate of this provision of this Agreement.

2.

Associate acknowledges that he has the right to consider this Agreement for a period of 21 days. Associate is advised to consult with an attorney regarding this Agreement and has done so to the extent deemed appropriate. The parties hereby agree that changes made to this Agreement, whether material or immaterial, do not restart the running of the 21-day review period. If Associate elects to sign this Agreement before the end of the 21-day period, he agrees that such earlier execution of this Agreement is his voluntary choice. Associate may revoke this Agreement at any time and for any reason for a period of seven days following the execution of the Agreement. The Agreement is not effective or enforceable until the expiration of the seven-day period. Further, if Associate elects to sign this Agreement, Associate agrees to deliver the executed original version of this Agreement to Acxiom’s CEO & President. If the executed Agreement is not received on or before the expiration of the 21-day period, the offer of additional benefits described in Exhibit A will expire.

3.

Associate agrees and acknowledges that he has returned or will return all Acxiom property to Acxiom unless destruction of such property is otherwise permitted by Acxiom. The return of Acxiom property shall function as a condition precedent to any obligation on the part of Acxiom to provide the benefits specified in Exhibit A, and accordingly, Acxiom is not obligated to provide any benefits to Associate until such time as it has received all Acxiom property from Associate.

4.

For a period of five years, Associate agrees not to knowingly make any statement or engage in any conduct which may reasonably be expected to have the effect of disparaging Acxiom to: (i) any news media representatives (broadcast, print, online or otherwise); or (ii) current or former customers, vendors or employees of Acxiom; and Associate generally agrees not to make any statements with regard to Acxiom or this Agreement intended for public dissemination without Acxiom’s prior written consent.

5.	This Agreement shall be construed and enforced under Arkansas law, without regard to conflicts of law principles.

6.

Associate acknowledges that he is not signing this Agreement in reliance upon any promises, representations or inducements other than those contained in this Agreement, and is signing this Agreement free of any duress or coercion. Associate further acknowledges that he has not assigned or transferred any right or claim he may have against Acxiom. This Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against either party based on attribution of drafting.

7.	In the event any portion of this Agreement is deemed to be invalid or unenforceable, that portion will be deemed to be omitted and the remainder of this Agreement will remain in full force and effect.

8.

Associate agrees that, should he bring any action in any forum challenging the enforceability of this Agreement, he will immediately repay to Acxiom the total amount paid to him under Exhibit A, unless such action directly pertains to the Age Discrimination in Employment Act. In any action to enforce this Agreement, except a claim pertaining directly to the Age Discrimination in Employment Act, the prevailing party’s attorneys’ fees and costs shall be paid by the non-prevailing party.

9.	This Agreement is binding on the parties and their heirs, successors, administrators, agents, executors, assigns, and representatives.

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IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date set forth above.

ACXIOM CORPORATION

By:	/s/ John A. Meyer
John A. Meyer
CEO & President

ASSOCIATE

/s/ Rodger S. Kline
Rodger S. Kline

Exhibit A

In consideration of Associate’s execution of the Agreement, Acxiom hereby agrees:

1.         to pay Associate on the Separation Date a severance payment equal to one year’s base salary ($490,000);

2.     to pay Associate on the Separation Date $4,500 representing Associate’s costs of maintaining his current health insurance coverage for 18 months following the Separation Date; and

3. to treat Associate’s separation as a retirement in best standing pursuant to which Associate’s outstanding stock options will remain exercisable until the expiration of their original terms, except in the case of a change of control of Acxiom, in which event the continued exercisability of Associate’s stock options would be determined by the Acxiom Board of Directors prior to the effective date of such change of control.